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                           OFFER TO PURCHASE FOR CASH
                       46,051,761 SHARES OF COMMON STOCK
                                       OF

                          ILLINOIS CENTRAL CORPORATION
                                       AT
                              $39.00 NET PER SHARE
                                       BY

                           BLACKHAWK MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                       CANADIAN NATIONAL RAILWAY COMPANY
   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               February 13, 1998

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase, dated February 13, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by Blackhawk Merger Sub, Inc. ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Canadian National Railway Company ("Parent"), a Canadian corporation, to purchase an aggregate of 46,051,761 shares of Common Stock, $0.001 par value (the shares subject to the Offer, as well as all other shares of such Common Stock hereinafter referred to as the "Shares") of Illinois Central Corporation, a Delaware corporation (the "Company"), at $39.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). We are the holder of record of Shares held by us for your account.

     A TENDER OF SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

     1. The tender price is $39.00 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

     2.  The Offer is being made for an aggregate of 46,051,761 Shares.

     3. The Board of Directors of the Company, by unanimous vote, has approved the Agreement and Plan of Merger dated as of February 10, 1998 among Parent, Purchaser and the Company (the "Merger Agreement") and the transactions contemplated thereby, including the Offer and the Merger, and has determined that the Offer and the Merger are fair to, and in the best interests of, the holders of Shares and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.
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     4.  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
        MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

     5. The Offer is conditioned upon, among other things, (1) there being validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent, represents at least 50.1% of the outstanding Shares on a fully diluted basis (the "Minimum Condition") and (2) the receipt by Parent, prior to the expiration date of the Offer, of a favorable informal advisory opinion from the staff of the United States Surface Transportation Board to the effect that the proposed use of the Voting Trust (as defined in the Offer to Purchase) will preclude unlawful control of the Company by Parent.

     6. You will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Goldman, Sachs & Co. and Schroder & Co. Inc, the Dealer Managers, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                       46,051,761 SHARES OF COMMON STOCK
                                       OF
                          ILLINOIS CENTRAL CORPORATION
                                       BY
                           BLACKHAWK MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                       CANADIAN NATIONAL RAILWAY COMPANY

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 13, 1998, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by Blackhawk Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Canadian National Railway Company, a Canadian corporation, to purchase an aggregate of 46,051,761 shares of Common Stock, $0.001 par value (the shares subject to the Offer, as well as all other shares of Common Stock hereinafter referred to as the "Shares"), of Illinois Central Corporation, a Delaware corporation.

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Dated:  , 1998

Number of Shares to be Tendered:*

 __________ Shares

                                   SIGN HERE

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                                  Signature(s)

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Please type or print name(s):

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Please type or print address(es):

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                       Area Code and Telephone Number(s)

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              Taxpayer Identification or Social Security Number(s)

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.